UNITED STATES
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KCAP Financial, Inc.

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KCAP Financial, Inc.
Announces Adjournment of Special Meeting and Board Action

NEW YORK, June 23, 2014 (GLOBE NEWSWIRE) — KCAP Financial, Inc. (Nasdaq: KCAP) (“KCAP” or the “Company”) held its 2014 Special Meeting of Shareholders (the “Special Meeting”) on Thursday, June 19, 2014. In order to permit additional time to solicit votes in connection with the proposal to authorize the Company to issue shares below net asset value, the Special Meeting was adjourned until July 8, 2014 at 10:00 a.m. Eastern Time and scheduled to reconvene at that time at the Company's offices at 295 Madison Avenue, 6th Floor, New York, New York 10017.

The Company seeks the approval of the holders of its common stock to authorize the Company, with approval of its Board of Directors, to sell shares of its common stock at a price below the then current net asset value per share of such common stock, subject to certain limitations described in the Proxy. If approved by stockholders, the authorization would be effective for a period expiring on the earlier of the one-year anniversary of the date of the shareholder approval or the date of our 2015 annual meeting of shareholders.

The Company also announced that it has adopted a policy that, if the proposal found in the Proxy is approved by stockholders at the Special Meeting, the Company shall not seek approval from the Board of Directors to sell or otherwise issue more than 15% of the Company's then outstanding shares of common stock at a price below its then current net asset value per share.

“We are encouraged by the favorable support that we have received to date from our stockholders,” stated Dayl W. Pearson, CEO of KCAP Financial, Inc. “In light of the Company's new policy, we encourage stockholders who have not yet voted or wish to change their vote to do so, and let us put our capital to work.”

If you have not yet voted or wish to change your vote on the proposal found in the Proxy, we urge you to vote by phone or through the internet using the instructions provided on your proxy ballot. You may also contact Alliance Advisors at 1 (877) 777-8133, Mon. – Fri. from 9 a.m to 10 p.m. ET if you need assistance with voting.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. The Company's middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. The Company's wholly owned portfolio companies, Trimaran Advisors, L.L.C. and Katonah Debt Advisors, L.L.C., manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

KCAP Financial, Inc.'s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

KCAP-G

CONTACT:	Jamie Lillis jlillis@soleburyir.com (203) 428-3223
KCAP Financial, Inc. Denise Rodriguez, Investor Relations (212) 455-8300 info@kcapfinancial.com